Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 15, 2007	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2006 FOURTH QUARTER
AND FULL YEAR RESULTS

HUNTSMAN TO SELL U.S. BASE CHEMICALS AND POLYMERS
BUSINESS TO KOCH INDUSTRIES;
COMPANY INITIATES CASH DIVIDEND ON COMMON STOCK

Fourth Quarter 2006 Highlights

•                  Revenues for the fourth quarter of 2006 were $2,535.9 million, as compared to $2,555.9 million for the same period in the fourth quarter of 2005.

•                  Fourth quarter 2006 net income was $80.2 million or $0.34 per diluted share as compared to a net loss of $65.0 million or $0.29 loss per diluted share for the same period in 2005.  The total of adjusted net income from continuing operations and from discontinued operations for the three months ended December 31, 2006 was $117.3 million or $0.50 per diluted share compared to $33.8 million or $0.15 for the same period in 2005.

•                  The total of Adjusted EBITDA from continuing operations and from discontinued operations for the three months ended December 31, 2006 was $279.7 million compared to $205.0 million for the same period in 2005.

2006 Highlights

•                  Revenues for 2006 were $10,623.6 million, as compared to $10,676.9 million for the same period in 2005.  Revenues from continuing and discontinued operations for 2006 were $13,148.2 million as compared to $12,986.0 million in 2005.

•                  The total of Adjusted EBITDA from continuing operations and from discontinued operations for 2006 was $1,237.1 million compared to $1,437.2 million for the same period in 2005.

•                  On February 15th, we entered into a definitive agreement to sell our U.S. Base Chemicals and Polymers business to Flint Hills Resources, LLC, a division of Koch Industries, Inc. for a total expected value of approximately $761 million.  We anticipate that this transaction will close in the third quarter of 2007.  For further details related to the terms of this transaction, please see our release distributed earlier today and posted to our website.

•                  Our Board of Directors has approved the payment of a quarterly common dividend of $0.10 per share payable on March 30, 2007 to stockholders of record as of March 15, 2007.

Summarized earnings are as follows:

	Three months ended December 31,		Full year ended December 31,
In millions, except per share amounts	2006	2005	2006(a)	2005

Net income (loss)	$80.2	$(65.0)	$229.8	$(34.6)
Adjusted net income from continuing and discontinued operations	$117.3	$33.8	$423.0	$474.5

Diluted income (loss) per share	$0.34	$(0.29)	$0.99	$(0.35)
Adjusted diluted income per share from continuing and discontinued operations	$0.50	$0.15	$1.81	$2.04

Adjusted EBITDA from continuing and discontinued operations	$279.7	$205.0	$1,237.1	$1,437.2

(a)  2006 full year results reflect a restatement of our third quarter 2006 for an additional $99 million in non-cash asset impairment charges related to the sale of our European commodity chemicals business recorded in discontinued operations.  This had the effect of reducing full year 2006 net income by $99 million or $0.42 per diluted share.  Adjusted EBITDA is not effected.

See end of press release for important explanations

Peter R. Huntsman, President and CEO, stated,

“The announcement of our agreement with Koch Industries to sell our U.S. Base Chemicals and Polymers business marks the final milestone in our ongoing efforts to separate our commodity petrochemicals assets from our portfolio of differentiated businesses.  Following the completion of this transaction, together with our recent divestiture of our European commodities business to SABIC and the sale of certain U.S. MTBE and butadiene assets to Texas Petrochemicals, our differentiated and inorganic businesses will comprise nearly 100% of our portfolio. In addition, we will have generated in excess of $1.8 billion from the sale of these businesses which has allowed us to dramatically improve our balance sheet as total net debt is expected to be approximately $2.7 billion, which is more than 50% lower than our debt level at the end of 2004. With a stronger balance sheet and a more focused product portfolio, Huntsman is well positioned to capitalize on opportunities for further expansion and growth.

“The declaration by our Board of Directors of Huntsman’s first quarterly common stock dividend further demonstrates our commitment to enhance shareholder value and reflects our confidence in the future growth and stability in earnings of our new portfolio .  I believe this action will be welcomed by our stockholders.

“As we enter 2007, we continue to experience many very positive trends across our businesses and the markets that we serve.  Raw material and energy prices have declined, while at the same time, demand and selling prices for many of our products continue to improve.   We anticipate that the earnings in each of our three differentiated segments that will remain following the sale to Koch will be higher in the first quarter of 2007 as compared to the fourth quarter of 2006 and also higher for the full year 2007 as compared to the full year 2006.  In Pigments, we are guardedly optimistic about our outlook for the upcoming spring paint season given the softness in demand that we experienced in the fourth quarter.  The higher earnings in the differentiated segments, together with substantially lower interest expense, will have a positive impact on our bottom line in the coming quarters.”

Huntsman Corporation

Operating Results

	Three months ended December 31,		Year ended December 31,
In millions, except per share amounts	2006	2005	2006(3)	2005(1)

Revenues	$2,535.9	$2,555.9	$10,623.6	$10,676.9
Cost of goods sold	2,190.4	2,289.6	9,084.1	9,061.5
Gross profit	345.5	266.3	1,539.5	1,615.4
Operating expenses	261.4	184.9	783.0	786.3
Restructuring, impairment and plant closing costs	—	22.5	20.0	114.1
Operating income	84.1	58.9	736.5	715.0
Interest expense, net	(85.9)	(84.8)	(350.7)	(426.6)
Loss on accounts receivable securitization program	(5.3)	(1.5)	(16.1)	(9.0)
Equity in income of unconsolidated affiliates	1.0	1.2	3.6	8.2
Other non-operating expense	(12.7)	(42.9)	(25.8)	(322.6)
(Loss) income from continuing operations before income taxes and minority interest	(18.8)	(69.1)	347.5	(35.0)
Income tax benefit	65.0	43.0	49.0	6.1
Minority interests in subsidiaries’ income	(1.8)	(0.2)	(2.9)	(1.7)
Income (loss) from continuing operations	44.4	(26.3)	393.6	(30.6)
Income (loss) from discontinued operations, net of tax(2,3)	37.6	(7.0)	(219.7)	23.7
Extraordinary (loss) gain on the acquisition of a business, net of tax(4)	(1.8)	—	55.9	—
Cumulative effect of change in accounting principle, net of tax (5)	—	(31.7)	—	(27.7)
Net income (loss)	80.2	(65.0)	229.8	(34.6)
Preferred dividends(6)	—	—	—	(43.1)
Net income (loss) available to common stockholders	$80.2	$(65.0)	$229.8	$(77.7)

Net income (loss)	$80.2	$(65.0)	$229.8	$(34.6)
Interest expense, net	85.9	84.8	350.7	426.6
Income tax benefit(5,8)	(65.0)	(47.8)	(49.0)	(9.0)
Depreciation and amortization	112.4	111.6	420.0	439.7
Income taxes, depreciation and amortization included in discontinued operations(2)	23.6	14.0	79.7	90.7
EBITDA(7)	$237.1	$97.6	$1,031.2	$913.4
Adjusted EBITDA from continuing and discontinued operations(7)	$279.7	$205.0	$1,237.1	$1,437.2

Basic income (loss) per share	$0.36	$(0.29)	$1.04	$(0.35)
Diluted income (loss) per share	$0.34	$(0.29)	$0.99	$(0.35)
Adjusted diluted income per share from continuing and discontinued operations(7)	$0.50	$0.15	$1.81	$2.04
Common share information(9):
Basic shares outstanding	220.6	220.5	220.6	220.5
Diluted shares	233.3	220.5	233.1	220.5

Diluted shares for adjusted income per share from continuing and discontinued operations	233.3	233.0	233.1	233.0

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended December 31,		Year ended December 31,
In millions	2006	2005	2006(3)	2005(1)

Segment Revenues:
Polyurethanes	$837.6	$786.4	$3,457.2	$3,396.3
Materials and Effects	555.6	273.8	1,734.6	1,185.3
Performance Products (10)	483.9	458.0	2,036.8	2,025.4
Pigments	244.7	265.3	1,057.8	1,052.8
Polymers	407.1	452.7	1,756.8	1,702.0
Base Chemicals (10)	74.6	418.1	963.1	1,775.5
Eliminations	(67.6)	(98.4)	(382.7)	(460.4)

Total from continuing operations	$2,535.9	$2,555.9	$10,623.6	$10,676.9

Discontinued operations (2)	683.5	595.3	2,524.6	2,309.1

Total	$3,219.4	$3,151.2	$13,148.2	$12,986.0

Segment EBITDA (7):
Polyurethanes	$107.9	$141.3	$582.5	$676.3
Materials and Effects	38.9	18.6	153.2	154.1
Performance Products (10)	42.4	(0.1)	207.8	164.9
Pigments	21.4	28.8	112.8	115.3
Polymers	13.8	31.1	112.8	102.7
Base Chemicals (3,10)	74.2	11.7	11.9	256.7
Corporate and other	(61.5)	(133.8)	(149.8)	(556.6)

Total (3)	$237.1	$97.6	$1,031.2	$913.4

Segment Adjusted EBITDA(7) :
Polyurethanes	$107.6	$150.0	$572.9	$733.6
Materials and Effects	39.3	19.7	157.0	154.6
Performance Products (10)	42.0	3.9	208.5	176.0
Pigments	22.8	32.0	116.6	145.4
Polymers	15.3	31.4	121.1	154.3
Base Chemicals (10)	8.5	7.9	40.6	96.3
Corporate and other	(39.1)	(47.7)	(139.4)	(185.0)

Total from continuing operations	$196.4	$197.2	$1,077.3	$1,275.2

Discontinued operations (2)	83.3	7.8	159.8	162.0

Total	$279.7	$205.0	$1,237.1	$1,437.2

Three Months Ended December 31, 2006 as Compared to Three Months Ended December 31, 2005

Revenues for the three months ended December 31, 2006, decreased slightly to $2,535.9 million, from $2,555.9 million during the same period in 2005.  Revenues increased in our Polyurethanes and Performance Products segments due primarily to higher sales volumes.  Revenues increased in our Materials and Effects segment primarily due to the acquisition of our textile effects business.  Revenues decreased in our Pigments segment due to lower sales volumes and in our Polymers segment due primarily to lower average selling prices.  Revenues decreased in our Base Chemicals segment primarily due to the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE business assets.

For the three months ended December 31, 2006, EBITDA increased to $237.1 million, from $97.6 million in the same period in 2005.  Total Adjusted EBITDA from continuing and discontinued operations for the three months ended December 31, 2006 was $279.7 million, an increase from $205.0 million for the same period in 2005.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended December 31, 2006 compared to the same period in 2005 was primarily due to higher sales volumes, partially offset by lower average selling prices.  MDI sales volumes increased slightly and were partially offset by limitations on product availability resulting from unplanned manufacturing outages at our Rozenburg facility due to raw material supply limitations.   PO and PO derivative volumes increased 19% and MTBE volume increased 16% primarily due to the impact of the U.S. Gulf Coast storms on the fourth quarter of 2005 results.  MDI average selling prices were relatively unchanged as compared to 2005.  MTBE selling prices decreased due to reduced U.S. demand as a result of changes in U.S. legislation.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower margins due to higher raw material costs, commissioning and other costs related to the startup of our new MDI facility in China and lower MTBE margins due to lower average selling prices and record high raw materials costs.  During the three months ended December 31, 2006, the Polyurethanes segment recorded restructuring and plant closing credits of $0.5 million as compared to charges of $8.4 million for the same period in 2005.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended December 31, 2006 compared to the same period in 2005 was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $234.1 million in revenue for the three months ended December 31, 2006, while the advanced materials business contributed $321.5 million revenues for the same period, an increase of $47.7 million or 17%.  The increase in advanced materials revenues was primarily the result of a 10% increase in sales volumes and a 6% increase in average selling prices.

The increase in EBITDA in the Materials and Effects segment was due to increases in the advanced materials business of $14.0 million while the textile effects business, which was acquired in June, 2006, contributed $6.3 million in EBITDA for the three months ended December 31, 2006.  The increase in EBITDA in the advanced materials business was primarily due to higher margins partially offset by higher SG&A and other business support costs.  During the three months ended December 31, 2006, the Materials and Effects segment recorded restructuring and plant closing costs of $0.4 million compared to $1.1 million for the comparable period in 2005.  The 2006 restructuring and plant closing costs are directly attributable to the two year restructuring plan of our textile effects business that has now commenced.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended December 31, 2006 compared to the same period in 2005 was primarily the result of a 4% increase in sales volumes and a 1% increase in average selling prices.  Sales volumes increased primarily due to increased production and improved demand over the same period in 2005 which was impacted by the U.S. Gulf Coast storms.  Average selling prices increased primarily due to strong market conditions for our performance specialties products.

The increase in EBITDA in the Performance Products segment was primarily due to the impact of the U.S. Gulf Coast storms on 2005 results and lower raw materials costs.  The fourth quarter of 2005 EBITDA was negatively impacted by an estimated $44.3 million related to the U.S. Gulf Coast storms.  Included in Performance Products EBITDA in the 2006 period is $7.3 million related to the partial settlement of insurance claims related to the 2005 U.S. Gulf Coast Storms.  During the three months ended December 31, 2006 the Performance Products segment recorded restructuring and plant closing credits of $0.4 million compared to charges of $4.0 million for the comparable period in 2005.

Pigments

The decrease in revenues in the Pigments segment for the three months ended December 31, 2006 compared to the same period in 2005 was primarily due to a 14% decrease in sales volumes partially offset by a 5% increase in average selling prices.  Sales volumes decreased primarily due to weaker customer demand in the North America region.  Average selling prices increased in Europe and the Asia Pacific regions due to stronger market demand and the strength of major European currencies versus the U.S. dollar, partially offset by lower average selling prices in North America.

The decrease in EBITDA in the Pigments segment was primarily the result of reduced sales volume and higher raw material and manufacturing costs.  During the three months ended December 31, 2006, the Pigments segment recorded restructuring and plant closing costs of $1.4 million as compared to charges of $3.2 million for the comparable period in 2005.

Polymers

The decrease in revenues in the Polymers segment for the three months ended December 31, 2006 compared to the same period in 2005 was primarily the result of a 6% decrease in average selling prices primarily for polyethylene.  Sales volumes decreased 2% as compared to the 2005 period.

The decrease in EBITDA in the Polymers segment was primarily the result of lower margins in polyethylene and expandable polystyrene.  During the three months ended December 31, 2006 the Polymers segment recorded restructuring, impairment and plant closing credits of $0.6 million compared to charges of $0.3 million for the comparable period in 2005.

Base Chemicals

The decrease in revenues in the Base Chemicals segment for the three months ended December 31, 2006 compared to the same period in 2005 was primarily the result of the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets.

The increase in EBITDA in the Base Chemicals segment was primarily the result of improved market conditions in Europe.  During the three months ended December 31, 2006, EBITDA was negatively impacted by an estimated $35 million related to the outage at the Port Arthur, Texas olefins facility whereas during the 2005 comparable period we experienced lost production which negatively impacted EBITDA by approximately $65.3 million related to the U.S. Gulf Coast storms.  Included in Base Chemicals 2006 EBITDA is $6.7 million related to the partial settlement of insurance claims related to the 2005 U.S. Gulf Coast Storms.  During the three months ended December 31, 2006, the Base Chemicals segment recorded restructuring, impairment and plant closing credits of $0.3 million compared to charges of $4.3 million for the comparable period in 2005.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring and reorganization costs, extraordinary gain on the acquisition of a business, and the cumulative effect of change in accounting principle.  In the fourth quarter of 2006, the total of these items improved by $72.3 million compared to the 2005 period.  The improvement primarily resulted from a decrease in expenses of $33.5 million related to the loss on early extinguishment of debt, and a decrease of $36.5 million in cumulative effect of changes in accounting principle.

Income Taxes

In the fourth quarter 2006, we recorded $65.0 million of income tax benefit as compared to $43.0 million of income tax benefit in the comparable period of 2005.  Included in the income tax benefit for the fourth quarter 2006 was approximately $44.2 million related to the favorable resolution of disputes with taxing authorities in the U.S. and the U.K.  In addition, in the fourth quarter of 2006 we benefited from a reduction in The Netherlands corporate tax rate which resulted in approximately $7.9 million reduction in our deferred tax liabilities and a corresponding increase in our tax benefit.  In the 2006 period, we also benefited from an increase in the release of valuation allowances, including releases resulting from changes in the geographic location of our income earned during the period, which also resulted in increased tax benefit.

We expect our 2007 effective tax rate to be approximately 25% - 30%.  We expect to utilize available net operating losses and other tax attributes to result in a cash income tax rate of approximately 10% - 15%.

Liquidity, Capital Resources and Outstanding Debt

During the fourth quarter we used proceeds from the sale of our European commodity chemicals business to SABIC to repay $400 million of our term loan B and to defease $250 million of our 9.875% senior notes due 2009.

On November 13, 2006, we completed an offering of €400 million 6.875% senior subordinated notes due 2013 and $200 million 7.875% senior subordinated notes due 2014, the proceeds of which were used to redeem all but €114 million of our 10.125% senior subordinated noted due 2009.   Subject to acceptable market conditions, we anticipate refinancing these remaining subordinated notes in the near future.  We estimate that the November 2006 notes offering will result in an approximate $18 million reduction in annual interest expense.

We expect to complete the sale of our U.S. Base Chemicals and Polymers business in the third quarter of 2007 following the re-start of our Port Arthur, Texas olefins facility and conditioned upon receipt of necessary regulatory approvals and other customary closing conditions.   We intend to use net proceeds from the sale to further reduce our debt.

During the three months ended December 31, 2006, we received $150 million of cash proceeds representing a partial interim payment on our insurance claim related to fire damage at our Port Arthur, Texas olefins facility.  In the fourth quarter 2006, we recorded approximately $56 million of this payment as a reimbursement against an accrual for certain accrued fixed costs and repair expenses.  The remaining approximately $94 million was recorded as a deferred gain in other current liabilities.  We expect to receive additional insurance proceeds associated with this claim during 2007 following the restart of our Port Arthur,

Texas olefins facility, as well as an additional $70 million in proceeds relating to the sale of our U.S. butadiene and MTBE business that was completed in June 2006.

As of December 31, 2006, we and our subsidiaries had approximately $888 million in combined cash and unused borrowing capacity.

For the year ended December 31, 2006, total capital expenditures were approximately $550 million compared to $339 million for the same period in 2005.  The increase in capital spending is primarily attributable to capital expenditures on the Wilton, U.K. LDPE facility of approximately $176 million compared to approximately $37 million for the same period in 2005.  The Wilton, U.K. LDPE facility has been sold to SABIC.  In addition, during 2006, we incurred capital expenditures for the expansion of various businesses including expansions of our MDI capacity the majority of which was for our Caojing, China facility and the construction of a polyetheramines facility in Jurong Island, Singapore.

Excluding capital expenditures that will be required to repair our Port Arthur, Texas olefins facility, we expect to spend approximately $550 million on capital projects in 2007, including approximately $40 million in our U.S. Base Chemicals and Polymers business in the first half of 2007.

Below is our outstanding debt:

	December 31,
In millions	2006	2005

Debt: (11)
Senior Secured Credit Facilities	$1,711.2	$2,099.3
Secured Notes	294.0	293.6
Unsecured Notes	198.0	752.7
Subordinated Notes	1,228.3	1,145.2
Other Debt	213.8	167.1
Total Debt	3,645.3	4,457.9

Total Cash	263.2	142.8

Net Debt	$3,382.1	$4,315.1

Huntsman Corporation

Reconcilation of Adjustments

	EBITDA		Net Income (Loss) Available To Common Stockholders		Diluted Income (Loss) Per Share
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
In millions, except per share amounts	2006	2005	2006	2005	2006	2005

GAAP	$237.1	$97.6	$80.2	$(65.0)	$0.34	$(0.29)
Adjustments:
Loss on accounts receivable securitization program	5.3	1.5			—	—
Loss on early extinguishment of debt	12.6	46.1	12.4	46.1	0.05	0.20
Other restructuring, impairment and plant closing costs	—	22.5	—	20.2	—	0.09
Loss (gain) on dispositions of assets(8)	0.8	—	0.8	—	0.00	—
(Income) loss from discontinued operations, net of tax(2)	(61.2)	(7.0)	(37.6)	7.0	(0.16)	0.03
Extraordinary gain on the acquisition of a business, net of tax(4)	1.8	—	1.8	—	0.01	—
Cumulative effect of change in accounting principle(5)	—	36.5	—	31.7	—	0.14

Adjusted continuing operations	$196.4	$197.2	$57.6	$40.0	$0.25	$0.18

Discontinued operations	$61.2	$7.0	$37.6	$(7.0)	$0.16	$(0.03)
Restructuring, impairment and plant closing costs	—	0.6	—	0.6	—	0.00
Loss on sale	21.6	(0.1)	21.6	(0.1)	0.09	(0.00)
Loss on accounts receivable securitization	0.5	0.3	0.5	0.3	0.00	0.00

Adjusted discontinued operations(2)	$83.3	$7.8	$59.7	$(6.2)	$0.25	$(0.03)

Total - adjusted continuing and discontinued operations	$279.7	$205.0	$117.3	$33.8	$0.50	$0.15

	EBITDA		Net Income (Loss) Available To Common Stockholders		Diluted Income (Loss) Per Share
	Year ended December 31,		Year ended December 31,		Year ended December 31,
In millions, except per share amounts	2006(3)	2005	2006(3)	2005	2006(3)	2005

GAAP(3)	$1,031.2	$913.4	$229.8	$(77.7)	$0.99	$(0.35)
Adjustments:
Preferred stock dividends				43.1	—	0.18
Loss on accounts receivable securitization program	16.1	9.0			—	—
Legal and contract settlements	(8.8)	—	(8.8)	—	(0.04)	—
Loss on early extinguishment of debt	27.1	322.5	26.6	322.5	0.11	1.38
Loss due to the Port Arthur outage (write off of assets)	9.4	—	9.2	—	0.04	—
Other restructuring, impairment and plant closing costs	10.6	114.1	9.4	111.3	0.04	0.48
Gain on dispositions of assets(8)	(92.4)	—	(88.5)	—	(0.38)	—
Loss (income) from discontinued operations, net of tax(2,3)	140.0	(114.4)	219.7	(23.7)	0.94	(0.10)
Extraordinary gain on the acquisition of a business, net of tax(4)	(55.9)	—	(55.9)	—	(0.24)	—
Cumulative effect of change in accounting principle(5)	—	30.6	—	27.7	—	0.12

Adjusted continuing operations	$1,077.3	$1,275.2	$341.5	$403.2	$1.46	$1.73

Discontinued operations(3)	$(140.0)	$114.4	$(219.7)	$23.7	$(0.94)	$0.10
Restructuring, impairment and plant closing (credits) costs	(4.5)	9.5	(3.1)	9.5	(0.01)	0.04
Loss on sale(3)	301.8	36.4	301.8	36.4	1.29	0.16
Loss on accounts receivable securitization	2.5	1.7	2.5	1.7	0.01	0.01

Adjusted discontinued operations(2)	$159.8	$162.0	$81.5	$71.3	$0.35	$0.31

Total - adjusted continuing and discontinued operations	$1,237.1	$1,437.2	$423.0	$474.5	$1.81	$2.04

Conference Call Information

We will hold a telephone conference to discuss our fourth quarter and full year 2006 results on Thursday, February 15, 2007 at 11:00 a.m. ET.

Call-in number for U.S. participants:	(866) 510 - 0705
Call-in number for international participants:	(617) 597 - 5363
Participant access code:	92166659

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning February 15, 2007 and ending February 22, 2007.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	12798242

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  Accordingly, there can be no assurance the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)             Includes the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)             On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.

(3)             2006 full year results reflect a restatement of our third quarter 2006 for an additional $99 million in non-cash asset impairment charges related to the sale of our European commodity chemicals business recorded in discontinued operations. We did not accurately estimate the effect that the re-purchase of our receivables from our accounts receivable securitization program would have on the final book value of our business sold in the fourth quarter 2006.  This had the effect of reducing full year 2006 net income by $99 million or $0.42 per diluted share.  Adjusted EBITDA is not affected. We expect to file an amended third quarter 2006 Form 10Q as soon as possible.

(4)             On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded for the three months and year ended December 31, 2006 was $1.8 and $55.9 million respectively of which taxes were not applicable because the gain was recorded in purchase accounting.

(5)             We adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations” on December 31, 2005.  We recorded a charge for the cumulative effect of changes in accounting principle, net of tax, of $31.7 million. The tax benefit associated with this charge for the 2005 period was $4.8 million.  In 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30.  We believe the one-month acceleration improves internal control procedures by allowing more time for review. The effect of this change resulted in a cumulative effect of change in accounting principle credit, net of tax, of $4.0 million for the year ended December 31, 2005. The income tax expense associated with this change for the 2005 period was $1.9 million.

(6)             For the year ended December 31, 2005, preferred dividends represent all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.

(7)             We use EBITDA, adjusted EBITDA from continuing operations, adjusted EBITDA from discontinued operations, adjusted net income from continuing operations and adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA from continuing operations and adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted EBITDA from discontinued operations and adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating from EBITDA loss due to the Port Arthur outage, gains and losses from discontinued operations, restructuring, impairment and reorganization (credits) costs, losses on the sale of accounts receivable to our securitization program, legal and contract settlements, losses from early extinguishment of debt, extraordinary gain on the acquisition of a business, cumulative effect of changes in accounting principle, and gain on dispositions of assets. The reconciliation of adjusted EBITDA from continuing operations to EBITDA is set forth in the reconciliation of adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations income taxes, depreciation and amortization, impairment of assets, losses on the sale of accounts receivable to our securitization program, and restructuring. The following table provides a reconciliation of adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006(3)	2005

Income (loss) from discontinued operations(3)	$37.6	$(7.0)	$(219.7)	$23.7
Income tax expense (benefit)	23.6	(2.3)	34.0	29.6
Depreciation and amortization	—	16.3	45.7	61.1
EBITDA from discontinued operations(3)	$61.2	$7.0	$(140.0)	$114.4
Restructuring, impairment and plant closing (credits) costs	—	0.6	(4.5)	9.5
Loss (gain) on sale(3)	21.6	(0.1)	301.8	36.4
Loss on accounts receivable securitization	0.5	0.3	2.5	1.7
Adjusted EBITDA from discontinued operations	$83.3	$7.8	$159.8	$162.0

Adjusted net income from continuing operations is computed by eliminating the after tax impact of losses from discontinued operations, preferred dividends, loss due to the Port Arthur outage, legal and contract settlements, restructuring, impairment and plant closing (credits) costs, losses on the early extinguishment of debt, extraordinary gain on the acquisition of a business, cumulative effect of changes in accounting principle, and gain on dispositions of assets. The reconciliation of adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating from adjusted EBITDA from discontinued operations the applicable income taxes and depreciation and amortization.  The reconciliation of adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

(8)             On June 27, 2006 we sold the assets comprising certain of our U.S. butadiene and MTBE business.  During the fourth quarter 2006 we recognized a net of tax loss of $0.8 million, while the net gain on disposition of assets for the year ended December 31, 2006 was $88.5 million, the income tax impact of which was $3.9 million.  We expect to recognize an additional pre tax gain of $70 million which is contingent upon the restart of our Port Arthur, Texas olefins manufacturing facility; provided that the restart occurs within 30 months of closing the asset sale.

(9)             For the year ended December 31, 2005 shares outstanding reflect the company’s reorganization transaction and initial public offering in February 2005 as if it occurred at the beginning of the period.

(10)       In the fourth quarter of 2006, our Port Neches olefins facility was transferred from our Base Chemicals segment to our Performance Products segment. All segment information for prior periods has been restated to reflect this transfer and is presented in the table below.

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenues	$59.9	$49.6	$233.8	$174.8
EBITDA	$2.6	$0.6	$13.0	$7.6
Adjusted EBITDA	$2.6	$1.2	$14.9	$8.7

(11)       Excludes $443 million and $302 million of off-balance sheet financing obtained under our accounts receivable securitization program as of December 31, 2006, and December 31, 2005, respectively.